Exhibit 99.1

Neurotrope Receives FDA Orphan Drug Designation for Bryostatin in the Treatment of Fragile X Syndrome

Newark, NJ, April 9, 2015 – Neurotrope, Inc. (OTCQB: NTRP) today announced that Neurotrope BioScience, Inc., its wholly-owned operating subsidiary, (the “Company”) has been granted orphan drug designation by the U.S. Food and Drug Administration (FDA) for its lead proprietary drug candidate, bryostatin, in the treatment of Fragile X Syndrome (FXS).

Bryostatin is a potent activator of Protein Kinase C (PKC), which the Company believes is a viable therapeutic approach for the treatment of Fragile X Syndrome. Neurotrope is developing bryostatin under a licensing agreement with the Blanchette Rockefeller Neuroscience Institute (BRNI).

"We are pleased to have received orphan drug designation for bryostatin for the treatment of FXS which represents an area of significant unmet need for patients and families who live with the consequences of this genetic disorder,” said Charles S. Ramat, President and Chief Executive Officer of Neurotrope, Inc. "One of the key strategies for our Company’s future is the licensing of novel therapeutics to develop treatments for orphan diseases such as FXS. In keeping with this strategic imperative, we have also initiated preclinical work with bryostatin for the treatment of Niemann-Pick type C, a rare devastating genetic disorder in children. As we progress our clinical development programs for Fragile X and NPC we continue to work towards building a robust portfolio of drug development candidates in orphan disease indications.”

Orphan drug designation is granted by the FDA Office of Orphan Products Development (OOPD) to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity, as well as tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act (PDUFA) filing fees. The OOPD also works on rare disease issues with the medical and research communities, professional organizations, academia, governmental agencies, industry, and rare disease patient groups.

Also commenting on the announcement, Dr. Daniel Alkon, Scientific Director of BRNI and Chief Scientific Officer of Neurotrope BioScience, Inc., stated, “We are very encouraged by the pre-clinical data we acquired in a Fragile X mouse study that suggests treatment with bryostatin can mature synapses and increase the number of synaptic connections resulting in improved learning and memory.”

About Fragile X Syndrome

FXS is the most common cause of inherited intellectual disability and the most common known genetic cause of autism or autism spectrum disorders. There is currently no FDA approved treatment for FXS available on the market today. Symptoms of FXS include moderate to severe learning disabilities, behavioral disorders, seizures and cognitive impairment. FXS is caused by a partial or a full mutation of the FMR1 gene.

About Neurotrope

Neurotrope Bioscience Inc., the operating subsidiary of Neurotrope, Inc., was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from the Blanchette Rockefeller Neuroscience Institute (BRNI) which are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe. PKCe has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products. Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease, and a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai located in New York City to utilize its proprietary information and data package for the use of bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children who are afflicted with Alzheimer-like symptoms. Also, the Company, under its BRNI license, has the rights to develop the licensed technology for other cognitive dysfunctions, including orphan diseases, such as Fragile X Syndrome.

About The Blanchette Rockefeller Neurosciences Institute

Located in Morgantown, WV, BRNI, at West Virginia University, is a unique, independent, non-profit institute dedicated to the study of memory and finding solutions to memory disorders. BRNI was founded in 1999 in memory of Blanchette Ferry Hooker Rockefeller, an Alzheimer's patient and mother of U. S. Senator John D. Rockefeller IV. BRNI is operated in alliance with West Virginia University as well as in collaboration with other academic institutions.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding future strategies for development of treatments for orphan diseases, building a portfolio of drug candidates for orphan diseases, suggestions of bryostatin’s usefullness and potential for the diagnostic system to assess Alzheimer’s disease in patients. Such forward- looking statements are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, significant government regulation of pharmaceuticals and the healthcare industry, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Robert Weinstein
Chief Financial Officer
973-242-0005
rweinstein@neurotropebioscience.com